LICENSE AGREEMENT

BY AND BETWEEN

NTI ASEAN LLC

AND

TIANJIN ZERUST ANTI-CORROSION TECHNOLOGIES LTD.

DATED AS OF 1 SEPTEMBER, 1999

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LICENSE AGREEMENT

          This License Agreement is made and entered into as of this 1 day of September, 1999, by and between NTI ASEAN, LLC, whose registered office is located in Reno, Nevada, U.S.A. (hereinafter “NTI ASEAN”) and TIANJIN ZERUST ANTI-CORROSION TECHNOLOGIES LTD., whose principal office is located at No. 127 Tower 1 Huoju Building, Huayuan Industrial Zone, Tianjin, P.R.China (hereinafter “TIANJIN ZERUST”).

ARTICLE 1
DEFINITIONS

          For the purposes of this License Agreement, the following Definitions of terms shall apply:

1.1.    Shareholders Joint Venture Agreement or Agreement.

          That certain Shareholders Joint Venture Agreement by and between NTI ASEAN (as hereinafter defined), and CMG (as hereinafter defined), for the formation and governance of a new entity under the laws of The People’s Republic of China in the form of a limited liability company which shall be known as TIANJIN ZERUST (“TIANJIN ZERUST”).

1.2.    Ancillary Agreements.

          The following are the Ancillary Agreements and the Parties thereto:

1.2.1.	Consulting Services Agreement For Management and Sales Representation between CMG and TIANJIN ZERUST (“Consulting Services Agreement”);

1.2.2.	License Agreement between NTI ASEAN and TIANJIN ZERUST (“License Agreement”); and

1.2.3.	Technical Assistance and Marketing Support Agreement between NTI ASEAN and TIANJIN ZERUST (“Technical Assistance Agreement”).

1.3.    Parties.

          The Parties to the Shareholders Joint Venture Agreement and/or the Ancillary Agreements, their successors and permitted assigns.

1.4.    CMG.

          CMG, a limited liability company organized under the laws of The People’s Republic of China, and the owner of a 50% interest in the Corporation pursuant to the terms of the Agreement.  The ownership of CMG is as follows: Container (Beijing) Industrial Company, 20%; Tianjin CNCC Zhi Hua Trading Ltd., 5%; Ping Shan CNCC Si Qiang Group Company, 66% and CNCC 9%.

1.5.    NTI.

          Northern Technologies International Corporation, a company organized under the laws of the State of Delaware, U.S.A. the principal place of business of which is Lino Lakes, Minnesota, U.S.A.  NTI is the owner of the NTI Intellectual Property Rights (as hereinafter defined), and of a 50% in NTI ASEAN (as hereinafter defined).

1.6.    Taiyo.

          Taiyo Petroleum Gas Co Ltd. A Kabushiki Kaisha organized under the laws of Japan and the owner of a 50% interest in Party B (as hereinafter defined).

1.7.    NTI ASEAN.

          NTI ASEAN, LLC, a Limited Liability Company, organized under the laws of the State of Nevada, U.S.A., whose registered office is in Reno, Nevada, U.S.A., to which NTI has assigned all of its right, title and interest in the NTI Intellectual Property Rights (as hereinafter defined) for the Territory (as hereinafter defined), and the owner of a 50% interest in the Corporation pursuant to the Agreement.

1.8.    NTI and/or NTI ASEAN Affiliates.

          All entities and/or individuals with which NTI and/or NTI ASEAN has a joint venture relationship, similar in character and style but not necessarily identical to the relationship created by the Shareholders Joint Venture Agreement and the Ancillary Agreements, or another form of alliance, for the development, manufacture, promotion, marketing, sales and applications engineering of Knowhow, Materials, Process, Product and/or Masterbatch anywhere in the world.

          1.8.1.          NTI Affiliates.

          The NTI Affiliates as of the date hereof are set forth in Annex I to the Shareholders Joint Venture Agreement.

          1.8.2.          NTI ASEAN Affiliates.

          The NTI Asean affiliates as of the date hereof are set forth in Annex II to the Shareholders Joint Venture Agreement.

1.9.    Corporation or Joint Venture.

          TIANJIN ZERUST, that entity created in the Territory by the Parties pursuant to the Shareholders Joint Venture Agreement to conduct the Corporation’s Business.

1.10.  Corporation’s Business.

          The Corporation’s Business shall be the manufacturing, marketing and distribution of Product, pursuant to NTI Intellectual Property Rights, and any other technologies as shall be determined by the Parties in writing and made a part hereof pursuant to Article 1.21 of this Agreement, in the Territory.

1.11.  Territory.

          The People’s Republic of China.

1.12.  Effective Date.

          The date upon which all necessary formal approvals from the appropriate authorities of The People’s Republic of China for the Shareholders Joint Venture Agreement have been obtained and the Corporation has been duly registered pursuant to the Shareholders Joint Venture Agreement and the Ancillary Agreements as appropriate in the Territory.

1.13.  NTI Intellectual Property Rights.

          The Knowhow, Materials, Process, Product, Masterbatch, Trademark, and NTI and/or NTI ASEAN Trade Secrets, (all as hereinafter defined), collectively, as such currently exist and shall hereafter be modified, developed and/or acquired by NTI.

1.14.  Knowhow.

          The technology, formulae, methods and procedures developed by NTI at considerable expense over a period of many years, which are unique in nature and essential or useful in the proper application of the Process, together with all improvements and modifications with respect thereto.

1.15.  Materials.

          The constituent materials and chemicals of one or more formulations developed by NTI under strict quality controls which are required for utilization of the Process.

1.16.  Process.

          The procedure utilizing the Knowhow for the manufacture of polyethylene substances with corrosion inhibiting properties derived from the Materials as developed and specified by NTI, together with any improvements and modifications of the corrosion inhibiting technology as it relates directly to the manufacture of corrosion inhibiting polyethylene substances, together with future technology, knowledge and product development which is useful in the manufacture of the Product.

1.17.  Product.

          Corrosion inhibiting polyethylene film and solid substances of polyethylene in the form of boxes, tubes and other containers, which may include other volatile corrosion inhibiting host packaging substances such as paper, manufactured by means of the Process, incorporating the Materials and utilizing the Trademark, all of which have been developed and are owned by NTI.

1.18.  Masterbatch.

          Any formulation of the Materials which shall be designated by NTI, as appropriate, to be applied to the specific requirements for corrosion protection, as afforded by the Product, of a known customer desirous of protecting an identified object (or objects) which are to be subjected to an anticipated certain range of corrosive influences.  In addition to Materials, Masterbatch shall generally also contain other substances for the purpose of facilitating the manufacture of Product utilizing the Process.

1.19.  Trademark.

          The name and style “ZERUST”, which includes trade literature, technical specifications and application instructions, and promotional material pertaining thereto, together with any ancillary trademark registrations, which may differ between various jurisdictions.

1.20.  NTI and/or NTI ASEAN Trade Secrets.

          All information deemed and designated confidential, both in the Shareholders Joint Venture Agreement and in the Ancillary Agreements and hereafter, including but not limited to information regarding the Knowhow, Materials, Process, Product and/or Masterbatch, technology, customers, research, techniques, processes, applications, formulae, cost data, customer lists, suppliers, competition, marketing strategy, supply relationships, costs and cost accounting, memoranda, diagrams, pictures, computer software and programs and records contained therein, sales information, financial information, costs, pricing data and profits, relating to the business and Intellectual Property Rights of NTI, NTI ASEAN, the Corporation and NTI and/or NTI ASEAN Affiliates, both in the Territory and elsewhere.

1.21.  Other Agreed Upon Technologies.

          In conformity with the objectives of the Parties hereto to expand the Corporation’s Business over time, the Parties shall endeavor to identify products, materials and/or technologies, which are both compatible with the Corporation’s Business, and susceptible of being profitably marketed through and/or by the Corporation in the Territory.  Upon joint agreement of the Parties, in writing, to adopt such new products, materials and/or technologies within the scope of the Corporation’s Business, and successful negotiation of requisite commercial rights to commercialize such new products, materials and/or technologies in the Territory, such new products, materials and/or technologies shall be deemed to be incorporated within the Corporation’s Business as “Other Agreed Upon Technologies” to be treated as set forth in this License Agreement.

1.22.  Net Sales.

          The total proceeds from the sale of Product and Other Agreed Upon Technologies sold by the Corporation in normal, bona fide commercial transactions on an arm’s length basis to, by, with, or through an entity which is not affiliated with any Party of this Agreement, less the following items: (i) sales discounts (including sales rebates); (ii) sales returns; (iii) shipping and transaction costs, such as Value Added Tax, CIF charges and packaging expenses; and (iv) sales commissions to third parties.  Sales made to an entity which is not affiliated with any Party of this Agreement through an affiliated entity, in accordance with article 4.3 of the Management and Sales Representation Agreement shall be included in total proceeds for the purpose of this definition of Net Sales.

1.23.  At Cost.

          Without profit component of any kind, direct or indirect, to the particular Party in the given case (although nothing herein shall preclude such Party from recovering all costs - direct and indirect - arising out of any transaction with the proscription “At Cost”).

1.24.  Shareholder.

          Any holder, from time to time, of an Equity Interest in the Corporation and who presently is a Party to the Shareholders Joint Venture Agreement or who may become a Party to the Shareholders Joint Venture Agreement in the future.

1.25.  Equity Interest.

          Any validly issued Equity Interest in the Corporation owned by any Shareholder pursuant to the Shareholders Joint Venture Agreement.

1.26.  Transfer of Equity Interest.

          Any sale, transfer, assignment, pledge or disposition of Equity Interests in the Corporation in any way, whether voluntarily or involuntarily, by gift, legal procedure, operation of law, or any other means.

1.27.  Transferor of Equity Interest.

          A Shareholder who declares an intention to Transfer an Equity Interest in the Corporation and/or initiates the Transfer of an Equity Interest.

1.28.  Transfer Price for Equity Interest.

          The price per share for the Equity Interest of the Corporation offered on an arm’s-length basis by an outside party to the Transferor in a bona fide written offer.

1.29.  Transferee.

          Any new Shareholder, who has heretofore not been a party to the Shareholders Joint Venture Agreement, who acquires his Equity Interest pursuant to the provisions of the Shareholders Joint Venture Agreement, and who thereafter signs and becomes a Party to the Shareholders Joint Venture Agreement.

1.30.  Change of Control.

          Any change in ownership, management, control or scope of business activities of a Party which could affect the performance of the duties and/or obligations of such Party under the Shareholders Joint Venture Agreement or the Ancillary Agreements.

ARTICLE 2
GRANT OF LICENSE BY NTI ASEAN TO
TIANJIN ZERUST WITH RESPECT TO PRODUCT

2.1.    NTI ASEAN’s Representations.

          NTI ASEAN hereby represents to TIANJIN ZERUST that it has been assigned all of NTI’s Right, Title and Interest in NTI Intellectual Property Rights for the Territory and that it is free to license and to disclose same to TIANJIN ZERUST.

2.2.    Grant of License by NTI ASEAN to TIANJIN ZERUST with Respect to Product.

          NTI ASEAN hereby grants to TIANJIN ZERUST upon the terms, provisions and conditions set forth herein, an exclusive, non-transferable right and license to the Knowhow and Process to make, have made, use, sell or otherwise dispose of Product incorporating Masterbatch under the Trademark within the Territory.  TIANJIN ZERUST shall not sell, distribute, promote or solicit customers for Product outside of the Territory including but not limited to such countries or regions where (i) NTI and/or NTI ASEAN has a corresponding patent(s) filed and in effect; (ii) NTI and/or NTI ASEAN has licensed or otherwise authorized the use of the Trademark; (iii) NTI and/or NTI ASEAN has granted exclusive sales rights to a third party licensee; (iv) NTI and/or NTI ASEAN has formed an alliance with another NTI and/or NTI ASEAN Affiliate; or (v) NTI and/or NTI ASEAN engages in the regular sale of Product.

2.3.	Commitment to NTI ASEAN by TIANJIN ZERUST in Consideration of Exclusive License to Intellectual Property Rights in Territory.

          TIANJIN ZERUST agrees that during the term of this License Agreement it shall not, without the prior written consent of NTI ASEAN, enter into a license agreement, distribution agreement or any other agreement or relationship with any other party for the use of such party’s processes, knowhow, techniques and procedures which would in any way conflict with, substitute, displace or impede the Corporation’s Business within the Territory; and acknowledges that such action would constitute a violation of Article 8 hereof.

2.4.    Enlargement of Scope of NTI Intellectual Property Rights Not Subject to This License.

          It is recognized that over a period of time the scope of the NTI Intellectual Property Rights not covered by this License Agreement may expand in related areas.  The addition of such additional NTI Intellectual Property Rights under this License Agreement shall be as mutually agreed by NTI ASEAN and TIANJIN ZERUST, based upon their joint assessment of the prospective market therefor within the Territory and the suitability of including such additional NTI Intellectual Property Rights within the Corporation’s Business.

2.5.    Claims Against TIANJIN ZERUST for Infringement.

          Notwithstanding the provisions of Article 2.1 hereof, in the event that any third party shall claim that TIANJIN ZERUST is infringing upon its patents or other intellectual property rights, TIANJIN ZERUST shall promptly notify NTI ASEAN of such claims. Thereafter, NTI ASEAN and TIANJIN ZERUST shall together determine an appropriate course of conduct in response to such claims.

ARTICLE 3
IMPROVEMENTS AND MODIFICATIONS TO
NTI INTELLECTUAL PROPERTY RIGHTS

3.1.    Ongoing Research and Development by NTI.

          NTI shall continue its efforts in research and development to improve the NTI Intellectual Property Rights and NTI ASEAN shall make the results of such research and development available to TIANJIN ZERUST through this License Agreement.

3.2.    Improvements to NTI Intellectual Property Rights by NTI and/or NTI ASEAN.

          Any and all improvements or modifications to the NTI Intellectual Property Rights, of whatever nature and description, made by or through NTI and/or NTI ASEAN, or acquired by either of them, or coming under their control during the term of this License Agreement, which relate to the Product and which are suitable and useful in the Corporation’s Business, shall be deemed to be covered by this License Agreement and shall be made available to TIANJIN ZERUST without any royalty payment therefor in addition to the payments provided for in this License Agreement.  It is understood, however, that if NTI and/or NTI ASEAN should acquire improvements in or modifications to the NTI Intellectual Property Rights by means of a license from a third party, then NTI’s and/or NTI ASEAN’s obligations hereunder shall be subject to the provisions of such license.

3.3.	Disclosure of Improvements in and Modifications to the NTI Intellectual Property Rights by NTI and/or NTI ASEAN to TIANJIN ZERUST.

          NTI and/or NTI ASEAN agree to disclose to TIANJIN ZERUST promptly any and all improvements in or modifications to the NTI Intellectual Property Rights as covered by this License Agreement, and any and all Knowhow and technical information which NTI and/or NTI ASEAN may acquire with respect to or relating to any such improvements or modifications.  Anything in this License Agreement or the Shareholders Joint Venture Agreement to the contrary notwithstanding, in the event that:

3.3.1.

NTI and/or NTI Asean should determine that any such improvements in or modifications to the NTI Intellectual Property Rights, which are proprietary to either of them, are themselves patentable and the disclosure thereof would in any manner adversely affect NTI’s and/or NTI Asean’s ability to obtain a patent with respect thereto or would otherwise be adverse to their best interests with respect to the protection of the NTI Intellectual Property Rights related thereto; and/or

3.3.2.

NTI and/or NTI Asean intend to file or have filed a patent application with respect thereto; then neither NTI nor NTI ASEAN shall be under any obligation to make disclosure thereof to TIANJIN ZERUST until they have obtained adequate patent protection in the opinion of their patent counsel.  When such patent protection has been obtained, the subject improvements or modifications will then be disclosed promptly to TIANJIN ZERUST and the same will fall within the scope of the License granted to TIANJIN ZERUST pursuant to this License Agreement.

ARTICLE 4
GRANT OF RIGHT AND LICENSE BY TIANJIN ZERUST TO NTI
CONCERNING IMPROVEMENTS IT MAY ACQUIRE TO
NTI INTELLECTUAL PROPERTY RIGHTS

4.1.    Disclosure of Improvements to NTI ASEAN by TIANJIN ZERUST.

          TIANJIN ZERUST agrees to disclose promptly to NTI ASEAN any improvements in or modifications to NTI Intellectual Property Rights of whatever nature or description, which come to be learned by TIANJIN ZERUST or which are made by or through its efforts, without any obligation by NTI or NTI ASEAN to make payment therefor.

4.2.    Grant of Right and License by TIANJIN ZERUST to NTI and/or NTI ASEAN.

          TIANJIN ZERUST hereby grants to NTI and/or NTI ASEAN an exclusive, worldwide and fully paid-up right and license under any intellectual property rights, trade secrets and knowhow owned, controlled, or acquired by TIANJIN ZERUST or which may otherwise be transferred or granted to TIANJIN ZERUST during the term of this License Agreement and for a period of two years following the termination hereof to make, have made, use, sell or otherwise dispose of products incorporating any or all improvements in and modifications to NTI Intellectual Property Rights together with the Knowhow, Materials, Process, Product and/or Masterbatch, and/or to sublicense third parties to do the same.

4.3.    Obligations of TIANJIN ZERUST Concerning the Filing of New Patents.

          TIANJIN ZERUST agrees that at NTI’s and/or NTI ASEAN’s request and at NTI’s and/or NTI ASEAN’s cost it will promptly file and diligently prosecute applications for letters patent in the name of NTI on any and all patentable improvements to NTI Intellectual Property Rights coming into its purview.  TIANJIN ZERUST further agrees, upon NTI’s and/or NTI ASEAN’s request and at NTI’s and/or NTI ASEAN’s cost, that it will promptly file and diligently prosecute corresponding patent applications in the name of NTI in such other countries outside the Territory as are designated by NTI and/or NTI ASEAN.

4.4.    Review of Potentially Infringing Technology.

          In the event that TIANJIN ZERUST shall learn of any technology, processes or patents developed or owned by third parties which may infringe or otherwise be in conflict with NTI Intellectual Property Rights, then TIANJIN ZERUST shall forthwith provide NTI and/or NTI ASEAN with whatever information it may have with respect thereto.  NTI and/or NTI ASEAN and TIANJIN ZERUST will then consult with one another as to:

4.4.1.	Taking appropriate legal action against such third party for infringement of NTI Intellectual Property Rights together with NTI and/or NTI ASEAN Trade Secrets; and/or

4.4.2.

Purchasing, licensing or otherwise acquiring such technology, processes or patents from such third parties, in which event such rights as are acquired shall be extended to NTI and/or NTI ASEAN pursuant to Article 4.2 hereof.  In such event, based upon the joint decision of the Parties, TIANJIN ZERUST shall exert its best efforts to carry out whatever the Parties have determined to be in their mutual best interest.

ARTICLE 5
RESPONSIBILITIES OF NTI ASEAN TO TIANJIN ZERUST
WITH RESPECT TO THE LICENSING OF
OTHER AGREED UPON TECHNOLOGIES

5.1.	Agreement of the Parties to Add Other Agreed Upon Technologies to the Scope of the Corporation’s Business.

          The Parties to the Shareholders Joint Venture Agreement and to the Ancillary Agreements agree that it is a stated objective to build TIANJIN ZERUST by adding Other Agreed Upon Technologies to the Scope of the Corporation’s Business.

5.2.    Search for Other Agreed Upon Technologies.

          NTI ASEAN shall diligently search for Other Agreed Upon Technologies, appropriate for the Territory, which might reasonably be included within the Scope of the Corporation’s Business.

5.3.    Licensing Strategy for Other Agreed Upon Technologies.

          The Parties agree to cooperate with each other in evaluating licensing opportunities and in promulgating strategy with respect to negotiating and concluding license agreements for Other Agreed Upon Technologies for and on behalf of the Corporation in the Territory.  Further, the Parties to this License Agreement and to the Shareholders Joint Venture Agreement agree that NTI shall take the lead with respect to negotiating the most favorable terms possible with the owner(s) of the intellectual property rights with respect to Other Agreed Upon Technologies which the Parties wish to add to the scope of the Corporation’s Business in the Territory; but that NTI ASEAN shall not conclude any agreement for such intellectual property rights for and on behalf of TIANJIIN ZERUST in the Territory, without the express written approval of CMG and TIANJIN ZERUST, which approval shall not be unreasonable withheld.

5.4.	Development of the Market for Other Agreed Upon Technologies, Once Licensed, in the Territory.

          The Parties recognize that the structure of the market for Other Agreed Upon Technologies in the Territory will require a different approach from that required by the structure of the market of Product.  There is therefore an element of uncertainty relative to the market for Other Agreed Upon Technologies for planning purposes.  The Parties agree, however, to cooperate in fulfilling the terms of such license agreements as may be concluded with the joint approval of the Parties, for Other Agreed Upon Technologies, which shall generally comport a “best efforts” commitment by the Parties jointly to maximize the commercial and financial results for TIANJIN ZERUST of the Corporation’s Business with respect to Other Agreed Upon Technologies, in accordance with the provisions of the Shareholders Joint Venture Agreement and the Ancillary Agreements.

ARTICLE 6
ROYALTIES

6.1.    Basis for Royalties With Respect to Product.

          TIANJIN ZERUST shall pay the royalties to NTI ASEAN with respect to Product which are provided for in Article 6 of this License Agreement in consideration of the grant of License as set forth in Article 2 hereof, which includes certain rights to NTI Intellectual Property Rights, the Knowhow, Materials, Process, Product, Masterbatch and Trademark, together with the NTI and/or NTI ASEAN Trade Secrets disclosed herewith or furnished at a later date under this License Agreement by NTI ASEAN to TIANJIN ZERUST.  Such royalty payments shall be made throughout the entire term of this License Agreement as compensation in full for the rights set forth above and duly licensed by NTI ASEAN to TIANJIN ZERUST, provided that NTI, together with NTI ASEAN maintains diligent, tangible effort to improve the NTI Intellectual Property Rights licensed to TIANJIN ZERUST hereunder, in accordance with Articles 3.1 and 3.2 hereof.

6.2.    Royalties Due with Respect to Product.

          TIANJIN ZERUST shall pay to NTI ASEAN a royalty equal to seven and one-half percent (7.5%) of Net Sales of Product by the Corporation.  Royalties, less applicable withholding tax, shall be paid in U.S. Dollars to an account or accounts as may be designated by NTI ASEAN from time to time.

6.3.    Royalties Payable to NTI ASEAN With Respect to Other Agreed Upon Technologies.

          Royalties to be paid by TIANJIN ZERUST to NTI ASEAN with respect to Other Agreed Upon Technologies shall be as agreed between the Parties on a case-by-case basis.  Upon completion of a satisfactory agreement to license the rights to include advanced products, materials and/or technologies, under terms acceptable to the Parties, within the scope of the Corporation’s Business as an Other Agreed Upon Technology, NTI ASEAN shall perform substantially the same functions directly and/or cause the performance of substantially the same functions for the Corporation under this License Agreement with respect to each Other Agreed Upon Technology, that it does with respect to NTI Intellectual Property Rights, including but not limited to NTI and/or NTI ASEAN’s commitment to ongoing research and development of Other Agreed Upon Technologies as set forth in Articles 3.1 and 3.2 hereof.  Accordingly, the percentage of royalties to be paid to NTI ASEAN with respect to Net Sales of Other Agreed Upon Technologies shall, unless otherwise agreed between the Parties, be equal to the percentage of royalties paid by TIANJIN ZERUST to NTI ASEAN with respect to Net Sales of Product.

6.4.    No Separate Compensation to NTI ASEAN on Technology Transfer.

          There shall be no separate compensation to NTI ASEAN for the transfer of technology to TIANJIN ZERUST with respect to NTI Intellectual Property Rights or rights to Other Agreed Upon Technologies, beyond the royalty payments payable to NTI ASEAN on the actual sale of Product and goods based upon Other Agreed Upon Technologies by the Corporation, as set forth in Articles 6.1., 6.2. and 6.3. hereof.

6.5.    When a Sale is Deemed to Occur.

          A sale shall be deemed to have occurred when Product or goods based upon Other Agreed Upon Technologies have been billed, or (if not billed) delivered to and fully paid for by a customer.

6.6.    License Year.

          The term “License Year” shall mean any twelve (12) month period ending on December 31, except that the first License Year shall commence on the Effective Date, and end at the next December 31 date.

6.7.    Statements to NTI ASEAN.

          Within sixty (60) days after the last day of each quarterly period in each License Year, TIANJIN ZERUST shall:

6.7.1.

Prepare and deliver to NTI ASEAN a complete and accurate statement setting forth for the quarter just ended and separately and cumulatively for, and with respect to, all elapsed quarterly periods for the License Year:

(i)

The total amount of Net Sales of Product (broken down in reasonable detail by individual volumes and customers and showing all costs and discounts leading to the establishment of the Net Sales figure for each customer);

	(ii)	The total amount of royalties on such Net Sales of Product (computed as hereinbefore provided) payable to NTI Asean.

(iii)

The total amount of Net Sales of Other Agreed Upon Technologies (broken down in reasonable detail by individual volumes and customers and showing all costs and discounts leading to the establishment of the Net Sales figure for each customer); and

	(iv)	The total amount of royalties on such Net Sales of Other Agreed Upon Technologies (computed as hereinbefore provided) payable to NTI Asean.

6.7.2.

Pay to NTI ASEAN the full amount of the royalties to which it is entitled for and with respect to the period or periods of the License Year covered by the statement(s) provided for in Article 6.7.1 hereof.

6.8.    Books and Records.

          TIANJIN ZERUST covenants and agrees:

6.8.1.

That it will keep complete and accurate commercial and financial records and books of account showing the amount of billings to customers and the amount of deductions therefrom in arriving at Net Sales of Product and Other Agreed Upon Technologies and all additional data and information which may be reasonably necessary to enable NTI’s or NTI ASEAN’s independent accountants to verify the completeness and accuracy of each item of information which TIANJIN ZERUST is required to set forth in each of the statements referred to in Article 6.7.1;

6.8.2.

That it will keep all such commercial and financial records and books of account at its principal office and will preserve all such records and books of account for a period of not less than three (3) years from and after the date on which such records or the last entry in such books of account was made, whichever shall be later; and

6.8.3.

That it will make such commercial and financial records, books of account, data and information available to NTI ASEAN’s representatives and to NTI ASEAN’s independent accountants and will give to such representatives or accountants free and complete access, at any reasonable time or times, to all such records, books of account, data and information, for the purposes of examining the same and verifying the completeness and accuracy of each item of information which TIANJIN ZERUST is required to set forth in each of the statements referred to in Article 6.7.1 hereof.  In addition, NTI ASEAN shall have the right to make copies of any of the foregoing.  The independent accountants of TIANJIN ZERUST shall in the ordinary course of business provide written confirmation and certification to NTI ASEAN, at least annually, of the data to be supplied to NTI ASEAN pursuant to Article 6.7.1 hereof.  The cost of such reports shall be borne by TIANJIN ZERUST.  In the event that NTI ASEAN shall cause its representatives to confirm or verify the accuracy of the data supplied by TIANJIN ZERUST, then the costs and fees of such representatives shall be borne by NTI ASEAN unless such representatives shall determine, to the satisfaction of TIANJIN ZERUST’s independent accountants, that there is a variation in the reporting of Net Sales of five percent (5%) or more, in which event the costs and fees of NTI ASEAN’s representatives and/or accountants shall be borne by TIANJIN ZERUST.

ARTICLE 7
PROTECTION OF NTI AND/OR
NTI ASEAN TRADE SECRETS

7.1.    Recognition of NTI and/or NTI ASEAN Trade Secrets.

          TIANJIN ZERUST acknowledges and agrees that (i) NTI Intellectual Property Rights; (ii) NTI and/or NTI ASEAN Trade Secrets; (iii) the Knowhow, Materials, Process, Product and Masterbatch; and (iv) other information deemed confidential by NTI and/or NTI ASEAN and designated herein and hereafter relating to the business of NTI and/or NTI ASEAN, of the Corporation, and of NTI and/or NTI ASEAN Affiliates, both in the Territory and elsewhere, including but not limited to applications of NTI Intellectual Property Rights, cost and cost accounting data, customer lists, competition, marketing strategy, supply relationships, memoranda, diagrams, pictures, computer software and programs as well as records contained therein, sales information, financial information, pricing data and margins, are also included within the definition of NTI and/or NTI ASEAN Trade Secrets set forth in Article 1.20 hereof and constitute valuable property rights of NTI, NTI ASEAN and NTI and/or NTI ASEAN Affiliates.

7.2.    Protection of NTI and/or NTI ASEAN Trade Secrets.

          TIANJIN ZERUST agrees that during the term of this License Agreement, as well as following its termination and for all times thereafter, it shall keep secret and confidential all NTI and/or NTI ASEAN Trade Secrets which it now knows or may hereafter come to know as a result of the Shareholders Joint Venture Agreement and Ancillary Agreements.  NTI and/or NTI ASEAN Trade Secrets shall not be disclosed by TIANJIN ZERUST to third parties and shall be kept secret and confidential, except (i) to the extent that the same have entered into the public domain by means other than the improper actions of TIANJIN ZERUST, or (ii) to the extent that the disclosure thereof may be required pursuant to the order of any court or other governmental body.  If an NTI and/or NTI ASEAN Trade Secret shall be in the public domain as the result of an act by TIANJIN ZERUST or any Agent (as hereinafter defined) or Submanufacturer (as hereinafter defined) thereof, then TIANJIN ZERUST shall nevertheless continue to keep such NTI and/or NTI ASEAN Trade Secret secret and inviolate.

7.3.	Protection of NTI and/or NTI ASEAN Trade Secrets by Agents (as hereinafter defined) and Submanufacturers (as hereinafter defined) of TIANJIN ZERUST.

          Neither TIANJIN ZERUST, nor its Agents (as hereinafter defined), nor its Submanufacturers (as hereinafter defined) shall at any time copy, remove from their proper location, or retain without NTI ASEAN’s prior written consent, the originals or copies of any NTI and/or NTI ASEAN Trade Secrets or of any of the unpublished records, books of account, documents, letters, diagrams, computer disks, papers or memoranda of NTI and/or NTI ASEAN.  It is understood that from time to time it may be necessary that certain of the foregoing items be copied or removed from their location; however, this shall be done subject to the requirement of this Article that the original material be returned to its proper location as soon as possible and that the confidential nature and integrity of the foregoing as NTI and/or NTI ASEAN Trade Secrets be strictly maintained both as to original documents and copies thereof.

7.3.1.

Insofar as the officers, employees and consultants of TIANJIN ZERUST (herein collectively “Agents”) who come in contact with NTI and/or NTI ASEAN Trade Secrets are concerned, TIANJIN ZERUST shall cause such Agents to enter into NTI and/or NTI ASEAN Trade Secrecy Agreements substantially in the form of Appendix I to this License Agreement.  TIANJIN ZERUST shall exert its best efforts to cause its Agents to adhere to and to abide by the provisions, restrictions and limitations of the NTI and/or NTI ASEAN Trade Secrecy Agreements which efforts shall include the institution and prosecution of appropriate litigation if such be necessary and desirable.

(i)

To the extent that TIANJIN ZERUST provides Masterbatch to Submanufacturers in requisite quantities to allow such Submanufacturers to manufacture Product in the Territory in such volumes and forms as may be required for the Corporation’s Business (“Submanufacturers”), it is understood that TIANJIN ZERUST may find it necessary to disclose certain NTI and/or NTI ASEAN Trade Secrets to such Submanufacturers for such purposes only;

(ii)

NTI and/or NTI ASEAN Trade Secrets shall be disclosed only to such Submanufacturers who have been specifically approved in writing by NTI ASEAN and who have entered into NTI and/or NTI ASEAN Trade Secrecy Agreements with TIANJIN ZERUST in a form approved by NTI ASEAN, but substantially in the form of the NTI and/or NTI ASEAN Trade Secrecy Agreement set forth in Appendix I hereof;

	(iii)	Moreover, only those NTI and/or NTI ASEAN Trade Secrets which are absolutely essential for the functions to be performed by such Submanufacturers shall be disclosed to them.

7.3.2.

TIANJIN ZERUST shall not transfer ownership, by sale or any other means, of Materials or Masterbatch to any Submanufacturers but rather shall provide Masterbatch to Submanufacturers without charge for the sole purpose of allowing such Submanufacturers to apply the Process with respect to Product, incorporating Masterbatch, for the account of TIANJIN ZERUST.  Upon completion of any order for such Process of Product by a Submanufacturer, TIANJIN ZERUST shall pay such Submanufacturer for its services and the raw materials provided by the Submanufacturer in the Process and so take title to the Product, and shall require the return by the Submanufacturer of any Materials or Masterbatch not utilized in the Process.

7.3.3.

The Parties hereby agree and acknowledge that NTI and/or NTI ASEAN are intended third party beneficiaries of the NTI and/or NTI ASEAN Trade Secrecy Agreements, and that NTI and/or NTI ASEAN may each, in its sole discretion, on its own behalf or derivatively and/or on behalf of the Corporation directly enforce the provisions of the NTI and/or NTI ASEAN Trade Secrecy Agreements and/or any breach thereof against any and all Agents (as defined in Article 7.3.1 hereof) and/or Submanufacturers (as defined in Article 6.3.1(i) hereof) who have executed same.

7.4.    Remedies in the Event of a Violation of Article 7 Hereof.

          It is understood and recognized by TIANJIN ZERUST that in the event of any violation by TIANJIN ZERUST and/or its Agents of the provisions of Article 7 hereof, NTI ‘s and/or NTI ASEAN’s remedy at law will be inadequate and NTI and NTI ASEAN will suffer irreparable injury.  Accordingly, TIANJIN ZERUST consents to injunctive and other appropriate equitable relief upon the institution of legal proceedings therefor by NTI and/or NTI ASEAN and in any court of competent jurisdiction to protect NTI and/or NTI ASEAN Trade Secrets.  Such relief shall be in addition to any other relief to which NTI and/or NTI ASEAN may be entitled at law or in equity, which shall include but not be limited to the right of immediate termination of this License Agreement.

ARTICLE 8
COVENANT TO OBSERVE THE
DOCTRINE OF “CORPORATE OPPORTUNITY”

8.1.    Doctrine of Corporate Opportunity and Observance Thereof.

          It is the intent of the Parties to this License Agreement, the Shareholders Joint Venture Agreement and to the other Ancillary Agreements to deal solely with each other with respect to the commercial, technical and strategic development of the Corporation’s Business in the Territory.  Consequently, the Parties to each agreement cited above hereby renounce and covenant not to engage in any activity which would either (a) negatively impact the performance of their duties under the Shareholders Joint Venture Agreement or the Ancillary Agreements in the Territory, or (b) have the effect of displacing or substituting Net Sales of Product and/or of Other Agreed Upon Technologies and/or the applications of NTI Intellectual Property Rights, in the Territory; except as specifically agreed to by the Parties in furtherance of the Corporation’s Business (“Corporate Opportunity”).

8.2.    Agreement Not to Divert Resources.

          TIANJIN ZERUST and NTI ASEAN agree that during the term of this License Agreement they shall not, directly or indirectly, in any capacity whatsoever, engage in, own, manage, operate, control, act as a consultant to, have a financial interest in, or otherwise participate in the ownership, licensing, management, operation or control of, a business which would impede, substitute, displace or divert Net Sales of Product and/or of Other Agreed Upon Technologies from the Corporation within the Territory except through the Corporation in furtherance of the Corporation’s Business.  During said term NTI ASEAN shall not in any way, directly or indirectly, divert, take away or interfere with or attempt to divert, take away or interfere with, any of the customers, accounts, suppliers, employees, representatives or patronage of the Corporation.  In the event that this License Agreement is terminated: (i) because of a material Breach of the Shareholders Joint Venture Agreement by a Party; or (ii) because of a material Breach of any Ancillary Agreement by a Party; (iii) upon the bankruptcy or other adverse condition of a Party as described in Article 9 hereof; (iv) pursuant to Article 10 hereof; or (v) upon a Breach of Articles 7 or 8 hereof, then the Party in Breach or subject to such adverse condition shall continue to be bound by the provisions of Article 8 of this License Agreement for a period of three years following the date of termination, but shall at no time be permitted to use NTI and/or NTI ASEAN Trade Secrets for any activity outside the Corporation.

8.3.    Remedies for Breach of Agreement Not to Divert Resources.

          It is understood and recognized by the Parties that in the event of a violation of the provisions of Article 8 hereof by a Party, the remedy at law will be inadequate and that the other Party to this License Agreement shall suffer irreparable injury.  Accordingly, each Party to this License Agreement consents to injunctive or other appropriate equitable relief upon the institution of legal proceedings therefor by the non-violating Party.  Such relief shall be in addition to any other relief to which a Party may be entitled at law or in equity, which shall include but not be limited to the right of immediate termination of this License Agreement.

ARTICLE 9
TERM OF AGREEMENT

9.1.    Indefinite Term.

          This License Agreement shall become effective on the Effective Date and shall, unless otherwise terminated in accordance with the provisions hereof, continue in effect for an indefinite term of years.

9.2.    Termination.

          This License Agreement, having become effective as of the Effective Date hereof, shall continue in effect unless:

9.2.1.	Terminated by either Party in accordance with the provisions of Articles 7 or 8 hereof;

9.2.2.	Terminated in accordance with Article 9.3 and/or Article 9.4 hereof;

9.2.3.	Terminated by either Party by reason of a material Breach or Default of this License Agreement by the other Party which has not been cured or remedied in accordance with Article 10 hereof; or

9.2.4.

Terminated automatically, in conjunction with the termination of the Shareholders Joint Venture Agreement or any of the other Ancillary Agreements by a Party thereto by reason of a material Breach (as therein defined) or Default (as therein defined) of any such agreement by a Party thereto, which Breach or Default has not been cured or remedied in accordance with the curative provisions thereof.  In such event this License Agreement shall likewise terminate on the same date, without any further act or notice given by a Party hereto.

9.3.    Termination Upon Change of Control of a Party.

          In the event that a Change of Control of a Party hereto shall occur, then the other Party or Parties may, upon six (6) months prior written notice given to such Party, terminate this License Agreement, unless the Change of Control of such Party shall have been effected upon prior notification and with the written understanding of the other Party.

9.4.    Termination Upon Bankruptcy or Insolvency.

          If a Party hereto shall become bankrupt or insolvent or shall file any debtor relief proceedings, or if there shall be filed in Court against a Party legal proceedings or bankruptcy or insolvency or reorganization or for the appointment of a receiver or trustee of all or a portion of such Party’s property, or if a Party makes an assignment for the benefit of creditors or petitions for or enters into an arrangement for debtor relief and such proceedings as are described aforesaid are not dismissed within a period of ninety (90) days after the institution thereof, then, at the option of the other Party, this License Agreement shall forthwith terminate by written notice given to the Party who has filed, instituted or against whom any of the proceedings aforesaid have been brought; provided that if a stay has been granted by a Trustee or Judge in Bankruptcy by virtue of which this License Agreement is to be deemed an executory contract, then the other Party shall continue to perform under the terms of this License Agreement if:

9.4.1.	Payments due under this License Agreement for past obligations are rendered in full;

9.4.2.	Payments due under this License Agreement for present obligations are rendered pursuant to a payment schedule acceptable to the other Party; and

9.4.3.	All other provisions of this License Agreement are complied with fully.

9.5.    Payment of Amounts Due.

          In the event of termination of this License Agreement, each Party shall pay to the other Party all amounts due and owing pursuant to this License Agreement prior to the effective date of termination.

9.6.    Cooperation Upon Termination.

          Upon termination of this License Agreement, the Corporation shall cooperate with CMG in transferring CMG Trade Secrets to CMG or its designated assignee; and CMG and Corporation shall cooperate with NTI and NTI ASEAN in transferring NTI Intellectual Property Rights together with NTI and/or NTI ASEAN Trade Secrets, to NTI, NTI ASEAN or their designated assignee.

9.7.    Non-Release of Obligations.

          The termination of this License Agreement shall not release the Parties from their obligations to settle all financial accounts between themselves in cash forthwith.  Notwithstanding the termination hereof, each Party shall be responsible for the performance of all of its obligations and responsibilities hereunder up to the effective date of termination.  As provided in Article 7, upon termination of this License Agreement, NTI and/or NTI ASEAN Trade Secrets shall continue to be kept secret and confidential by TIANJIN ZERUST.

9.8.    Cessation of Rights Upon Termination.

          Upon the termination of this License Agreement, for reason of Default or Breach of this License Agreement or of the Shareholders Joint Venture Agreement or of any Ancillary Agreement, all rights which the Defaulting Party may have under or pursuant to this License Agreement shall forthwith cease and terminate.  If a dispute as to whether a Default or Breach exists is submitted to Arbitration under Article 11 hereof, the Parties shall jointly appoint a trustee or agent to oversee the execution of the duties hereunder and the protection of the rights hereunder of the Party allegedly in Default and/or Breach.  If the Parties cannot agree on a trustee or agent for such purposes, the Arbitration Panel shall forthwith appoint same.

ARTICLE 10
DEFAULT

10.1.  Event of Default.

          A Default (“Default”) hereunder shall exist in the event of:

10.1.1.	Non-payment of funds by one Party to another Party when due and owing; and/or

10.1.2.

A material Breach (“Breach”) of any provision of this License Agreement other than Articles 7 and/or 8 hereof, of the Shareholders Joint Venture Agreement, or any of the other Ancillary Agreements; and or

10.1.3.	A Breach of Articles 7 and/or 8 hereof

10.2.  Remedies Upon Default or Breach.

          The remedies available to each Party in an instance of Default or Breach by the other Party shall be as follows:

10.2.1.

If a Party shall fail to make any payments required hereunder after the same are due, (other than due to governmental delays) or if it shall commit a Default or Breach in the performance of, or by failure to observe and comply with, any other material term or provision of this License Agreement to be performed, observed or complied with by it, then the other Party shall have the right to declare a Default and terminate this License Agreement unless the Party in Default or Breach shall cure such failure to pay, and/or Breach or Default, or cause the same to be cured, within thirty (30) days (fifteen (15) days in case of monetary default) after receipt of written notice from the other Party, provided, however, that if the Party in Default or Breach commences to cure same within the curative period specified herein, then the right of termination shall be held in abeyance for a reasonable period of time so long as the Party in Default or Breach proceeds to cure such Default or Breach with due diligence.  A Party’s right of termination shall be in addition to and not in limitation of any of his other rights at law or in equity based upon the other Party’s Default or Breach.  Any notice of termination shall stipulate the effective date of termination which shall be not less than three (3) months nor more than six (6) months following the date that such notice is given.

10.2.2.

Notwithstanding the foregoing, in the event of a violation of Articles 7 and/or 8 hereof by a Party hereto, the other Party may at its sole discretion terminate this License Agreement with immediate effect upon giving notice to the Party in Default or Breach of Article 7 and/or 8 hereof as provided herein.

10.3.  Non-Waiver of Rights.

          A Party’s failure to terminate this License Agreement on account of any Breach or Default by the other Party as provided in Article 10.1 or 10.2 hereof shall in no event constitute or be deemed to constitute a waiver by such Party of its right to terminate this License Agreement at any time while any such Breach or Default continues (subject to the provisions of Article 10.2 hereof), or on account of any subsequent Breach or Default by a Party.

ARTICLE 11
DISPUTE RESOLUTION

11.1.  Dispute Resolution by Arbitration.

          Any and all disputes, except as excluded under Article 11.2 hereof, which may arise between the Parties during the term of this License Agreement, after the termination thereof, or following the liquidation or dissolution of TIANJIN ZERUST, upon failure by the Parties to amicably resolve same after mutual good faith negotiations, shall be exclusively settled by arbitration, including but not limited to the following:

11.1.1.	A dispute as to whether a Default exists;

11.1.2.	A dispute as to whether a Default entitles the non-defaulting Party to terminate this License Agreement;

11.1.3.	A dispute as to the validity of this Article 11;

11.1.4.	A dispute relating to the construction, meaning, interpretation, application or effect of this License Agreement or anything contained herein;

11.1.5.	A dispute as to the rights, obligations or liabilities of the Parties hereunder.

11.2.  Disputes Not Subject to Arbitration.

          Notwithstanding anything to the contrary set forth in this License Agreement:

11.2.1.	Arbitration may not be invoked regarding matters expressed in this License Agreement to be agreed upon by or determined with the consent or approval of both Parties.

11.2.2.

Arbitration may not be invoked if a Party violates the provisions of this License Agreement relating to NTI and/or NTI Asean Trade Secrets, or Corporate Opportunity.  In such event, the remedies set forth in Articles 7, 8 and/or 10 hereof shall apply.

11.3.  Conduct of Arbitration Proceedings.

          Such arbitration proceedings shall be conducted in English and shall be carried on at the Arbitration Commission of the International Chamber of Commerce of Singapore, under the UNCITRAL Arbitration Rules.  With respect to the interpretation of this License Agreement, the laws of the People’s Republic of China shall apply.  Judgment upon the award rendered by the arbitrator, including an award concerning the payment of costs, attorneys’ fees, and expenses of the arbitration proceedings, may be entered in any court of competent jurisdiction and assets may be attached in any country in the world pursuant to such judgment.

11.4.  Designation of the “Prevailing Party”.

          In each case in which arbitration is invoked under this License Agreement, the Shareholders Joint Venture Agreement or any of the other Ancillary Agreements, the arbitration panel shall be required to designate one or the other Party as the Prevailing Party (“Prevailing Party”).

11.5.  Punitive Damages Excluded.

          The Prevailing Party in an arbitration proceeding convened hereunder shall be entitled to recover all reasonable damages plus documented costs incurred in pursuing its arbitration claim, including but not limited to legal fees and travel expenses, but shall not be entitled to exemplary or punitive damages.

ARTICLE 12
GENERAL PROVISIONS

12.1.  Benefit of Parties.

          All of the terms and provisions of this License Agreement, the Shareholders Joint Venture Agreement and of the other Ancillary Agreements shall be binding upon the Parties executing same and their respective permitted successors and assigns.  Except as expressly provided herein, a Party may not assign its rights and obligations to a third party without the written consent of the other Party; provided, however, that a Party may assign this License Agreement and all of its rights hereunder (or a portion of this License Agreement and the rights hereunder relating thereto) to, or provide for the performance of all or part of its obligations hereunder by, a Party which controls, is controlled by or is under common control with such Party.  In such event, (i) the assignor shall unconditionally guarantee the performance and obligations of the assignee and shall not be released of its liabilities, obligations and responsibilities hereunder and (ii) the assignee shall expressly assume in writing and agree to perform such obligations, liabilities and responsibilities of the assignor.

12.2.  Counterparts.

          This License Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.3.  Cooperation.

          During the term of this License Agreement, each Party shall cooperate with and assist each Party in taking such acts as may be appropriate to enable all Parties to effect compliance with the terms of this License Agreement as well as those of the Shareholders Joint Venture Agreement and the other Ancillary Agreements, and to carry out the true intent and purposes thereof.

12.4.   Index, Captions, Definitions and Defined Terms.

          The captions of the Articles of this License Agreement and subsections thereof are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provisions hereof.  Notwithstanding the foregoing, the Definitions set forth in Article 1 hereof, together with any other defined terms in this License Agreement, as identified by their insertion in parentheses and quotation marks (“Defined Terms”), shall be incorporated herein as written, made a part hereof, and govern the interpretation of the text of this License Agreement, irrespective of whether such Definitions or Defined Terms appear in the text of this Agreement before or after they are defined.

12.5.  Waiver of Compliance.

          The Party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this License Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other Parties hereto, and any Breach or Default hereunder; provided, however, that such waiver shall not affect or impair the waiving Party’s rights in respect to any other covenants, condition, Breach or Default hereunder.

12.6.  Force Majeure.

          In the event that a Party is prevented or delayed from performing, fulfilling or completing an obligation provided for in this License Agreement as a result of delays caused by strikes, lock-outs, unavailability of materials, acts of God, acts of any national, state or local governmental agency or authority of a foreign government, war, insurrection, rebellion, riot, civil disorder, fire, explosion or the elements, then the time for performance, fulfillment or completion shall be extended for a period not exceeding the number of days by which the same was so delayed.  If a force majeure event shall be in existence for one year or more, then either Party shall have the right to terminate this License Agreement at any time thereafter by giving at least thirty (30) days written notice of termination to the other Party, provided that the force majeure event continues to be in effect as of the date that such notice is given.

12.7.  Notices.

          All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this License Agreement shall be in writing and delivery shall be effective in all respects if delivered (i) by telefax promptly confirmed by letter, (ii) personally, (iii) by registered or certified air mail, postage prepaid, or (iv) by neutral, commercial courier service such as Federal Express, DHL, UPS or equivalent as follows:

If to Tianjin Zerust, to:
Tianjin Zerust Anti-Corrosion Technologies Ltd.
No. 127 Tower 1 Huoju Building Huayuan Industry Zone,
Tianjin
Attention: Mr. Meng Tao
Telefax: 86 022 2367 0120

Copy to:
Mr. Zhang Binhua
Tianjin China March Group Ltd.
Huoju Building Huayuan Industry Zone, Tianjin
Telefax: 86 022 2367 0120

If to NTI ASEAN, to:	NTI ASEAN LLC
c/o Northern Technologies International Corporation
Attention: President
6680 North Highway 49
Lino Lakes, MN 55014
Telefax: 1-612-784-2902

Copy to:	Mr. Yoshiharu Rikuta
Mr. Haruhiko Rikuta
Taiyo Petroleum Gas Co., LTD.
4-9 Nihonbashi-honcho 1-chome
Chuo-ku Tokyo 103
Japan
Telefax: 81 33 242 0986

Copy to:	Northern Technologies International Corporation
Attention: Chairman
One Commerce Park Square
23200 Chagrin Blvd., Suite 107
Beachwood, OH 44122
Telefax: 1-216-595-1741

or to such other address as may be specified in writing by any of the above.

12.8.  Entire Agreement.

          This License Agreement, together with the Shareholders Joint Venture Agreement and the other Ancillary Agreements, contain the entire understanding of the Parties as of the date of execution of each such agreement.  There are no representations, promises, warranties, covenants, agreements or undertakings other than those expressly set forth or provided for in this License Agreement, the Shareholders Joint Venture Agreement and the other Ancillary Agreements, and the same supersede all prior agreements and understandings between the Parties with respect to the relationships and transactions contemplated by this License Agreement.  It is the intent of the Parties to develop the relationship established hereunder, however, and to amend and supplement this License Agreement so as to provide for expansion both of Net Sales of Product and of the scope of the Corporation’s Business with Other Agreed Upon Technologies.  Any amendment or supplement to this License Agreement, the Shareholders Joint Venture Agreement and the other Ancillary Agreements must, however, be clearly identified as such and set forth in writing (“Supplemental Documents”).  Supplemental Documents may include Corporate Resolutions and/or other written exchanges between Parties, but must be manually signed, in the original, by duly authorized representatives of the Parties to constitute valid Supplemental Documents for purposes hereof.

12.9.  Validity of Provisions.

          Should any part of this License Agreement, the Shareholders Joint Venture Agreement, or the other Ancillary Agreements be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of the remaining portion, which remaining portion shall continue in full force and effect as if such instrument had been executed with the invalid portion thereof eliminated therefrom, it being the intent of the Parties that they would have executed the remaining portion without including any such part or portion which may for any reason be declared invalid.  In the event that a provision of this License Agreement, the Shareholders Joint Venture Agreement, or any other Ancillary Agreement shall be declared to be invalid, then the Parties agree that they shall, in good faith, negotiate with one another to replace such invalid provision with a valid provision as similar as possible to that which had been held to be invalid, giving due recognition to the reason for which such provision had been held invalid.

12.10. Governmental Filings.

          TIANJIN ZERUST shall be responsible for the preparation and filing of all necessary reports relating to this License Agreement and the transactions contemplated hereby with each appropriate government agency in the Territory, and shall maintain all required governmental filings and permits current.  NTI ASEAN shall provide whatever information and documentation reasonably required of and available to it in connection with the preparation and filing of such reports.

12.11. Payments.

          Any payment to be made by TIANJIN ZERUST to NTI ASEAN pursuant to any provision of this License Agreement shall be made by means of a wire transfer or by means of a deposit to a bona fide bank account as designated by NTI ASEAN.  NTI ASEAN shall have the right to specify in writing any bank account to which payments due shall be made.

12.12. Derivative Enforcement by CMG.

          CMG may, derivatively for and on behalf of TIANJIN ZERUST, enforce the terms hereof against NTI ASEAN in the event of a material Breach or Default of this Agreement by NTI ASEAN.  In the event of derivative enforcement hereunder, the matter shall be adjudicated in accordance with the provisions of Article 11 hereof

12.13. Changes Subject to Approval of CMG.

          The parties to this License Agreement shall not change, modify or amend this License Agreement in any respect without the prior written consent of CMG.

          IN WITNESS WHEREOF, the parties have executed this License Agreement as of the day and year first above written.

NTI ASEAN, LLC		TIANJIN ZERUST ANTI-CORROSION TECHNOLOGIES LTD.

By	/s/	By	/s/

APPROVAL OF CMG

          By its signature hereto CMG approves and agrees to the terms and provisions of this License Agreement and of the form of the NTI and/or NTI ASEAN Trade Secrecy Agreement attached hereto, and agrees to be bound thereto to the extent that such terms and provisions are applicable to it, it being understood that CMG shall also have a direct right of action in its own name for the enforcement of the provisions of this License Agreement.

TIANJIN CHINA MARCH GROUP LTD.

By	/s/	Date

1/9/99